EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Danielson Holding Corporation:

We consent to incorporation by reference in the registration statement (No. 333-30538), on Form S-3 of Danielson Holding Corporation and subsidiaries of our reports dated March 7, 2000, relating to the consolidated balance sheets of Danielson Holding Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in the December 31, 1999 annual report on Form 10-K of Danielson Holding Corporation and its subsidiaries.

New York, New York
March 29, 2000